Exhibit 99.01

NEWS RELEASE Xcel Energy Media Relations 600 S. Tyler St. Amarillo, TX 79101 (806) 679-7773 – Wes Reeves www.xcelenergy.com

May 31, 2006

Xcel Energy seeks increase in Texas base rates

AMARILLO – For the first time since 1986, Xcel Energy’s Texas-based operating company, Southwestern Public Service Company (SPS), is proposing to raise its base rates for electric service in Texas to help offset the higher cost of doing business.

The overall rate increase proposal will raise revenues by $47.1 million a year, or 6 percent. The company is also proposing changes in how it collects certain fuel costs and is proposing to reconcile its past actual fuel costs for the years 2004 and 2005.

The residential rate would rise by 7.4 percent, or $5.18 more per month for an average household using 800 kilowatt-hours (kWh). Other rate classes would see different percentage increases, but the overall increase for all customer classes, including residential, commercial and industrial, is 6 percent.

The proposals were filed today with the 81 Texas municipalities that Xcel Energy serves and with the Public Utility Commission of Texas. If approved, new base rates – the rates the company charges for depreciation, operations and maintenance expenses of electrical generation, transmission and distribution systems – could take effect in July.

Between 1986 and 2005, the only changes in pricing have been two decreases in the base rates, plus many changes both up and down in the cost of fuel used to generate power in area generating facilities. The fuel costs are not figured into the base rate, and are passed from the suppliers through to customers without any markup for the company. Xcel Energy makes no profit on fuel expense. The most recent adjustment in fuel costs occurred at the beginning of May, when fuel costs were reduced 17.5 percent to reflect lower natural gas prices.

Consumer prices over the past 20 years have risen almost 80 percent, even as Xcel Energy lowered base rates twice. Accounting for the increases in fuel prices, the total amount customers pay has risen only about 8 percent since 1986. Adjusted for inflation, today’s total electric bill is about 40 percent lower than it was in 1986.

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“We have worked hard to keep prices down, in spite of inflation, because our low costs are a chief economic driver in this region,” said Gary Gibson, president and CEO of Southwestern Public Service Company. “But in order to fund capital improvements to our system, we must take a step toward offsetting increased costs and focus on the needs of a growing customer base.”

Electric usage in the Texas and New Mexico territory Xcel Energy serves has risen by more than 50 percent since 1986, Gibson pointed out, and the company must keep up with this growth by investing in power generation, transmission capacity and a host of other system-wide improvements.

Although Xcel Energy is requesting an increase in base rates, it will remain one of the state’s lowest-cost suppliers of electricity, Gibson said. The current Xcel Energy price per kilowatt-hour in Texas is around 8.45 cents, including fuel costs. Electric customers in the Houston area pay as much as 15.8 cents per kilowatt-hour.

Another aspect of the upcoming rate filing is the simplification and consolidation of more than 40 rate structures into eight well-defined classes of service that include only one residential rate.

To help customers manage costs, Xcel Energy is publicizing energy saving tips through a brochure called “60 Simple Ways” that details simple and mostly inexpensive steps customers can take to reduce home energy consumption. The brochure can be downloaded at www.xcelenergy.com, or customers may request copies by contacting customer service at 1-800-895-4999.

“While we’re proposing a little more than $5 in increased costs to residential customers, it is possible for customers to save that much and more by taking steps to conserve power in the home,” Gibson said.

Xcel Energy will continue to work with customers who need extra time in paying bills, and also will continue working with area nonprofit agencies in finding assistance for customers who cannot pay their bills. In October 2005 the company donated $250,000 to relief groups in Texas who help pay utility bills for customers needing financial assistance. Customers who need payment arrangements or help in paying bills should contact Xcel Energy at 1-800-895-4999.

Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company with regulated operations in 10 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

This news release includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s non-regulated businesses compared with Xcel Energy’s regulated business; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission.

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